Exhibit 99.1

800 Second Avenue Tel 212 682 6300
New York NY 10017 Fax 212 697 0910

Compass Diversified Trust	Investor Relations Contact:
Jim Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	KCSA Worldwide Jeffrey Goldberger / Garth Russell 212.896.1249 / 212.896.1250 jgoldberger@kcsa.com /grussell@kcsa.com
COMPASS DIVERSIFIED TRUST ANNOUNCES CREDIT FACILITY
REFINANCING WITH MADISON CAPITAL
WESTPORT, CT NOVEMBER 21, 2006 — Compass Diversified Trust (NASDAQ: CODI) and Compass Group Diversified Holdings LLC (collectively, the “Trust,” the “Company” or “CODI”) announced today that CODI has successfully refinanced its outstanding credit facility. The new credit facility, obtained from a group of lenders led by Madison Capital Funding, LLC (“Madison”), provides for $250 million in revolving loans, subject to borrowing base restrictions. The new credit facility includes a provision that allows the Company to increase the revolving credit commitment by up to $50 million, subject to certain restrictions and lender approval, over the next three years. All outstanding indebtedness under the credit facility will mature on November 21, 2011.
The new credit facility replaces an existing $225 million credit facility with Ableco Financing, LLC. The initial funding on the Madison credit facility was approximately $97 million. The Company used the funds to retire its previously outstanding credit facility in full, together with related prepayment penalties as well as to pay commitment fees and other closing costs on the Madison Facility. The Company was in compliance with all covenants under the terms of its previous credit facility as of September 30, 2006, the Company’s last reporting date under that facility.
The Company’s Chief Financial Officer, Jim Bottiglieri, said, “We are very pleased to have refinanced our debt into a structure that is accretive to CODI’s cash flow and that better suits our financial and operational objectives. As a result of the refinancing, our annual cost of debt has been reduced, and we have improved the functionality of our debt by transitioning to a revolver based structure which enables us to both meet our day-to-day operational needs, and efficiently pursue attractive acquisition opportunities, consistent with the Company’s growth strategy”.
Details on the Madison facility are available on our form 8K, filed with the Securities and Exchange Commission on November 22, 2006

About Compass Diversified Trust
CODI was formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s’ unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
• CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 132 branch locations in 16 states and was founded in 1970.
• Crosman Acquisition Corporation and its consolidated subsidiaries, referred to as Crosman, is a leading manufacturer of recreational airgun and paintball products (through Game Face). Crossman is headquartered in East Bloomfield, NY and was originally founded in 1923.
• Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). The Company is based in Aurora, CO and was founded in 1989.
• Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
• Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a leading manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.

To find out more about Compass Diversified Trust, please visit
www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Trust. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10Qs filed by CODI with the Securities and Exchange Commission for the quarters ended March 31,2006 and June 30, 2006 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise